Exhibit 99.1

Company Press Release

May 18, 2016	Flowers Foods (NYSE: FLO)

FLOWERS FOODS, INC. REPORTS FIRST QUARTER 2016 RESULTS

THOMASVILLE, Ga. – Flowers Foods, Inc. (NYSE: FLO), producer of Nature’s Own, Wonder, Tastykake, and other bakery foods, today reported financial results for the company’s 16-week first quarter ended April 23, 2016.

First Quarter Summary:

Compared to the prior year first quarter

•	Sales increased 5.1% to $1.204 billion. Acquisitions of Dave’s Killer Bread (DKB) and Alpine Valley Bread (Alpine) contributed 5.3% to the overall sales increase.

•	Achieved EPS of $0.28.

•	Costs associated with the conversion of the Tuscaloosa, Ala. bakery to organic production were $2.5 million, or approximately $0.01 per share.

•	EBITDA(1) increased 1.7% to $138.6 million.

•	Quarterly dividends increased 9.4% to $0.145 per share.

•	The company repurchased 5.6 million shares under the previously announced $120 million Accelerated Stock Repurchase (ASR) agreement.

(1)	Earnings before Interest, Taxes, Depreciation and Amortization. See reconciliations of non-GAAP measures in the financial statements following this release.

Guidance for Fiscal 2016 Updated for ASR:

•	Sales in the range of $3.986 billion to $4.080 billion, representing growth of approximately 5.5% to 8.0% over fiscal 2015 reported sales of $3.779 billion.

•	EPS range of $1.00 to $1.06, including approximately $0.02 of accretion from the ASR, representing growth of approximately 8.7% to 15.2% over fiscal 2015 adjusted EPS of $0.92.

President and CEO Allen Shiver said, “During the first quarter, the team delivered on our priorities as we continued to execute on our strategic plans to drive profitable growth. We realized higher prices for our core white loaf and soft variety bread brands, and added production and distribution support to drive growth of our organic brands, Dave’s Killer Bread and Alpine Valley. While a competitive marketplace, unseasonable weather, and costs associated with the Tuscaloosa conversion pressured our earnings this quarter, we are confident we are taking the right steps to position Flowers for continued long-term success. For example, with Nature’s Own, our largest brand, we simplified the ingredients in key items, and launched a new marketing campaign emphasizing the brand’s ‘Good & Simple’ positioning.

“The Tuscaloosa bakery is now operational, and early in our second quarter, we introduced the DKB brand to more than 9,000 new stores through our Direct-Store-Delivery (DSD) network. With this introduction and less reliance on co-manufacturing, we expect to begin realizing improved profitability on sales of organic breads while capitalizing on strong consumer demand for organic bakery foods.

“As discussed at our investor briefing in April, we are focusing on margin expansion to drive earnings growth. To that end, we are aggressively improving our promotional effectiveness and increasing consumer awareness of our brands. We are also taking action to eliminate excess cost and leverage our most efficient bakeries. We continue to monitor the landscape for opportunistic acquisitions that will enhance topline growth and improve our overall margin structure.”

Shiver concluded, “Flowers’ competitive position remains strong. We are benefitting from leading brands, efficient bakeries, and a conservative financial position that allows us to navigate challenges while investing in growth and returning capital to shareholders through dividends and share repurchases. Most importantly, our experienced team understands the marketplace and has a proven track record of consistently growing sales and earnings over the long term.”

Segment Results for the Quarter

	16 Wks Ended	16 Wks Ended
	April 23, 2016	April 25, 2015	% Chg
	(Amounts in millions, except EPS)
Sales:
DSD Segment:
Branded Retail	$641.7	$610.7	5.1
Store Branded Retail	133.0	133.2	(0.1)
Non-retail and Other(1)	224.3	222.3	0.9

Total DSD Sales	$999.0	$966.2	3.4

Warehouse Segment:
Branded Retail	$58.3	$39.6	47.0
Store Branded Retail	38.3	35.3	8.4
Non-retail and Other(1)	108.8	105.0	3.7

Total Warehouse Sales	205.3	179.9	14.2

Consolidated Sales	$1,204.4	$1,146.0	5.1

EBITDA(2):
DSD Segment	$129.0	$134.4	(4.0)
% of DSD Sales	12.9%	13.9%
Warehouse Segment	25.0	21.1	18.7
% of Warehouse Sales	12.2%	11.7%
Unallocated Corp. Exp.	(15.4)	(19.1)	(19.3)

Cons. EBITDA	$138.6	$136.4	1.7

% of Consolidated Sales	11.5%	11.9%

Diluted EPS	$0.28	$0.29	(3.4)

Note: Amounts and percentages may not compute due to rounding.

(1)	Includes foodservice, vending, and contract manufacturing.
(2)	See reconciliations of non-GAAP measures in the financial statements following this release.

DSD Segment First Quarter Results Commentary

Of the total DSD segment sales increase, pricing/mix increased 0.2%, volume decreased 1.3%, and the DKB acquisition contributed 4.5%. Excluding the DKB acquisition, price realizations for branded retail products improved during the quarter, but were more than offset by softer volume, driven by decreased promotional activity, fewer number of winter storms in the quarter as compared to the prior year, and a competitive marketplace. The increase in non-retail and other sales was primarily due to volume increases in foodservice, partially offset by price/mix declines. Sales from the DKB acquisition met expectations, and during the first week of the second quarter, the brand was rolled out across Flowers’ entire DSD network.

EBITDA margin for the DSD segment decreased as a percentage of sales due to higher workforce-related costs, costs associated with the conversion of the Tuscaloosa bakery to an organic facility, and increases in outside purchases of product, primarily due to capacity constraints at DKB. Partially offsetting these increases were lower input costs (ingredients, packaging, and utilities) and reduced independent distributor distribution fees as a percentage of sales. Going forward, as sales of DKB increase on the DSD network, outside purchases of product are expected to decline as a percentage of sales, as additional internal capacity comes online, partially offset by higher input and workforce-related costs as a percentage of sales.

Warehouse Segment First Quarter Results Commentary

Of the Warehouse segment’s 14.2% sales increase, pricing/mix decreased 2.2%, volume increased 6.6%, and the Alpine acquisition contributed 9.8%. The significant increase in branded retail sales was due to the Alpine acquisition sales. Store branded retail sales increased due to volume increases in store branded cake, partially offset by declines in price/mix. The increase in non-retail and other sales was primarily due to volume increases in foodservice sales, driven by new foodservice products for certain customers, and vending, partially offset by negative price/mix.

EBITDA margin for the Warehouse segment increased as a percentage of sales, primarily due to lower input (ingredients, packaging, and utilities) and workforce-related costs, partially offset by increased outside purchases and higher promotional spending related to the Alpine Valley brand. The company expects these initial promotional expenses to moderate going forward.

Consolidated First Quarter Results Commentary

As compared to the prior year first quarter, consolidated EBITDA increased by 1.7%. Unallocated corporate expenses decreased as compared to year ago quarter, primarily due to increased overhead charges to the segments.

Depreciation and amortization increased due primarily to the DKB and Alpine acquisitions. Interest expense increased primarily due to higher average debt balances driven by recent acquisitions and the ASR. Interest income decreased primarily due to lower average notes receivable balances. Income tax expense as a percentage of pre-tax income increased primarily due to benefits for state tax incentives recognized in fiscal 2015.

Cash Flow

During the quarter, cash flow from operating activities was $120.7 million, capital expenditures were $23.9 million, dividends paid were $31.2 million, and share repurchases, including those made pursuant to the ASR, were $126.3 million.

Dividends and Share Repurchases

The board of directors will review the dividend at its next regularly scheduled meeting. Any action taken will be announced following that meeting.

During the quarter, the company made $126.3 million of share repurchases, including previously announced stock repurchases under the ASR, reducing the shares outstanding by approximately 6.0 million shares. There are 7.7 million shares remaining on the company’s current share repurchase authorization, prior to the settlement of the ASR, which we expect to occur by the end of our second quarter.

Conference Call

Flowers Foods will broadcast its first quarter 2016 earnings conference call over the Internet at 8:30 a.m. (Eastern) on May 19, 2016. The call will be broadcast live on www.flowersfoods.com, and can be accessed by clicking on the webcast link on the home page. The call also will be archived on the company’s website.

About Flowers Foods

Headquartered in Thomasville, Ga., Flowers Foods, Inc. (NYSE: FLO) is one of the largest producers of fresh packaged bakery foods in the United States, with 2015 sales of $3.8 billion. Flowers operates bakeries across the country that produce a wide range of bakery products. Among the company’s top brands are Nature’s Own, Wonder, and Tastykake. Learn more at www.flowersfoods.com.

Investor Contact: J.T. Rieck (229) 227-2348; Media Contact: Paul Baltzer (229) 227-2380.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements. Forward-looking statements relate to current expectations regarding our future financial condition, performance and results of operations, planned capital expenditures, long-term objectives of management, supply and demand, pricing trends and market forces, and integration plans and expected benefits of transactions and are often identified by the use of words and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will,” “would,” “is likely to,” “is expected to” or “will continue,” or the negative of these terms or other comparable terminology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company’s prospects in general include, but are not limited to (a) competitive conditions in the baked foods industry, including promotional and price competition, (b) changes in consumer demand for our products, including changes in consumer behavior, trends and preferences, including health and whole grain trends, and the movement toward more inexpensive store-branded products, (c) the success of productivity improvements and new product introductions, (d) a significant reduction in business with any of our major customers including a reduction from adverse developments in any of our customer’s business, (e) fluctuations in commodity pricing, (f) energy and raw material costs and availability and hedging and counterparty risk, (g) our ability to fully integrate recent acquisitions into our business, (h) our ability to achieve cash flow from capital expenditures and acquisitions and the availability of new acquisitions that build shareholder value; (i) consolidation within the baking industry and related industries; (j) disruptions in our direct-store delivery system, including litigation or an adverse ruling from a court or regulatory or government body that could affect the independent contractor classification of our independent distributors, and (k) the failure of our information technology systems to perform adequately, including any interruptions, intrusions or security breaches of such systems. The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the company, including the risk factors included in our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) and disclosures made in other filings with the SEC and company press releases, for other factors that may cause actual results to differ materially from those projected by the company. We caution you not to place undue reliance on forward-looking statements, as they speak only as of the date made and are inherently uncertain. The company undertakes no obligation to publicly revise or update such statements, except as required by law.

Information Regarding Non-GAAP Financial Measures

The company prepares its consolidated financial statements in accordance with U.S. Generally Accepted Accounting Principles (GAAP). However, from time to time, the company may present in its public statements, press releases and SEC filings, non-GAAP financial measures such as, EBITDA, adjusted EBITDA, EBITDA margin, adjusted EBITDA margin, adjusted net income per diluted common share, adjusted selling, distribution and administrative expenses (SD&A), gross margin excluding depreciation and amortization and the ratio of net debt to adjusted EBITDA.

EBITDA is used as the primary performance measure in the company’s 2014 Omnibus Equity and Incentive Compensation Plan. The company defines EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization and income attributable to non-controlling interest. The company believes that EBITDA is a useful tool for managing the operations of its business and is an indicator of the company’s ability to incur and service indebtedness and generate free cash flow. Furthermore, pursuant to the terms of our credit facility, EBITDA is used to determine the company’s compliance with certain financial covenants. The company also believes that EBITDA measures are commonly reported and widely used by investors and other interested parties as measures of a company’s operating performance and debt servicing ability because EBITDA measures assist in comparing performance on a consistent basis without regard to depreciation or amortization, which can vary significantly depending upon accounting methods and non-operating factors (such as historical cost). EBITDA is also a widely-accepted financial indicator of a company’s ability to incur and service indebtedness.

EBITDA should not be considered an alternative to (a) income from operations or net income (loss) as a measure of operating performance; (b) cash flows provided by operating, investing and financing activities (as determined in accordance with GAAP) as a measure of the company’s ability to meet its cash needs; or (c) any other indicator of performance or liquidity that has been determined in accordance with GAAP. Our method of calculating EBITDA may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Net debt to EBITDA is used as a measure of financial leverage employed by the company. Our method of calculating net debt to EBITDA may differ from the methods used by other companies, and, accordingly, may not be comparable to similarly titled measures used by other companies. Gross margin excluding depreciation and amortization is used as a performance measure to provide additional transparent information regarding our results of operations on a consolidated and segment basis. Changes in depreciation and amortization are separately discussed and include depreciation and amortization for materials, supplies, labor and other production costs and operating activities.

Presentation of gross margin includes depreciation and amortization in the materials, supplies, labor and other production costs according to GAAP. Our method of presenting gross margin excludes the depreciation and amortization components, as discussed above. This presentation may differ from the methods used by other companies and may not be comparable to similarly titled measures used by other companies.

The company may from time-to-time discuss SD&A adjusted for items that are not continuing in nature. The reconciliations attached provide reconciliations of the non-GAAP measures used in this presentation or release to the most comparable GAAP financial measure.

Flowers Foods, Inc.

Consolidated Statement of Income

(000’s omitted, except per share data)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
Sales	$1,204,352	$1,146,045
Materials, supplies, labor and other production costs (exclusive of depreciation and amortization shown separately below)	621,190	585,916
Selling, distribution and administrative expenses	444,539	423,774
Depreciation and amortization	43,467	39,817

Income from operations (EBIT)	95,156	96,538
Interest expense, net	(2,778)	(1,582)

Income before income taxes (EBT)	92,378	94,956
Income tax expense	33,015	33,567

Net income	$59,363	$61,389

Net income per diluted common share	$0.28	$0.29

Diluted weighted average shares outstanding	212,836	212,718

Flowers Foods, Inc.

Segment Reporting

(000’s omitted)

	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
Sales:
Direct-Store-Delivery	$999,003	$966,163
Warehouse Delivery	205,349	179,882

	$1,204,352	$1,146,045

EBITDA:
Direct-Store-Delivery	$129,023	$134,374
Warehouse Delivery	25,019	21,078
Unallocated Corporate	(15,419)	(19,097)

	$138,623	$136,355

Depreciation and Amortization:
Direct-Store-Delivery	$37,074	$35,180
Warehouse Delivery	6,278	4,780
Unallocated Corporate	115	(143)

	$43,467	$39,817

EBIT:
Direct-Store-Delivery	$91,949	$99,194
Warehouse Delivery	18,741	16,298
Unallocated Corporate	(15,534)	(18,954)

	$95,156	$96,538

Flowers Foods, Inc.

Condensed Consolidated Balance Sheet

(000’s omitted)

April 23, 2016
Assets
Cash and Cash Equivalents	$11,469
Other Current Assets	463,263
Property, Plant & Equipment, net	787,767
Distributor Notes Receivable (includes $20,397 current portion)	167,838
Other Assets	52,596
Cost in Excess of Net Tangible Assets, net	1,332,739

Total Assets	$2,815,672

Liabilities and Stockholders’ Equity
Current Liabilities	$330,068
Long-term Debt and Capital Leases (includes $110,470 current portion)	1,064,291
Other Liabilities	265,431
Stockholders’ Equity	1,155,882

Total Liabilities and Stockholders’ Equity	$2,815,672

Flowers Foods, Inc.

Condensed Consolidated Statement of Cash Flows

(000’s omitted)

For the 16 Week Period Ended
April 23, 2016
Cash flows from operating activities:
Net income	$59,363
Adjustments to reconcile net income to net cash from operating activities:
Total non-cash adjustments	48,045
Changes in assets and liabilities	13,299

Net cash provided by operating activities	120,707

Cash flows from investing activities:
Purchases of property, plant and equipment	(23,912)
Other	1,810

Net cash disbursed for investing activities	(22,102)

Cash flows from financing activities:
Dividends paid	(31,237)
Exercise of stock options, including windfall tax benefit	1,324
Stock repurchases, including accelerated stock repurchases	(126,297)
Net proceeds from debt borrowings	61,000
Other	(6,304)

Net cash disbursed for financing activities	(101,514)

Net decrease in cash and cash equivalents	(2,909)
Cash and cash equivalents at beginning of period	14,378

Cash and cash equivalents at end of period	$11,469

Flowers Foods, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(000’s omitted, except per share data)

	Reconciliation of Net Income to EBITDA
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
Net income	$59,363	$61,389
Income tax expense	33,015	33,567
Interest expense, net	2,778	1,582
Depreciation and amortization	43,467	39,817

EBITDA	$138,623	$136,355

	Reconciliation of EBITDA to Cash Flow from Operations
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
EBITDA	$138,623	$136,355
Adjustments to reconcile net income to net cash provided by operating activities	4,578	12,442
Pension contributions and changes in assets and liabilities	13,299	4,775
Income taxes	(33,015)	(33,567)
Interest expense, net	(2,778)	(1,582)

Cash Flow From Operations	$120,707	$118,423

	Reconciliation of EBIT to EBITDA - DSD
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
EBIT	$91,949	$99,194
Depreciation and amortization	37,074	35,180

EBITDA	$129,023	$134,374

	Reconciliation of EBIT to EBITDA - Warehouse
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
EBIT	$18,741	$16,298
Depreciation and amortization	6,278	4,780

EBITDA	$25,019	$21,078

	Reconciliation of EBIT to EBITDA - Corporate
	For the 16 Week Period Ended	For the 16 Week Period Ended
	April 23, 2016	April 25, 2015
EBIT	$(15,534)	$(18,954)
Depreciation and amortization	115	(143)

EBITDA	$(15,419)	$(19,097)

		Reconciliation of Earnings per Share
		For the 52 Week Period Ended
		January 2, 2016
Net income per diluted common share		$0.89
Asset impairment and facility closure costs		0.01
Acquisition-related costs		0.02

Adjusted net income per diluted common share		$0.92

Flowers Foods, Inc.

Sales Bridge

			16 week vs.
			16 Week
		Net	Excluding		Total Sales
For the 16 Week Period Ended April 23, 2016	Volume	Price/Mix	Acquisitions	Acquisitions	Change
Direct-Store-Delivery	-1.3%	0.2%	-1.1%	4.5%	3.4%
Warehouse Delivery	6.6%	-2.2%	4.4%	9.8%	14.2%
Total Flowers Foods	0.7%	-0.9%	-0.2%	5.3%	5.1%